SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 6, 2002

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)
501 Pearl Drive (City of O'Fallon) St. Peters, Missouri, 63376 (636) 474-5000 (Address, including zip code and telephone number of principal executive offices)

Item 5. Other Events.

As previously reported, on November 13, 2001, an investor group led by Texas Pacific Group (collectively, "TPG") and E.ON AG and its affiliates closed the transactions contemplated by their purchase agreement dated September 30, 2001. In connection with those transactions, TPG acquired from E.ON and retained a 55 million Euro debt obligation (the "Euro Obligation") issued by the Company's Italian subsidiary that had a maturity date of September 22, 2002. Pursuant to a restructuring agreement between the Company and TPG, the Company agreed to restructure the Euro Obligation on terms set forth in the restructuring agreement. The parties were unable to restructure the Euro Obligation on the original terms contemplated in the restructuring agreement.

On September 6, 2002, the Company's Italian subsidiary and TPG amended the Euro Obligation and issued a new promissory note evidencing such indebtedness (the "New Euro Obligation"). Under the New Euro Obligation, 35 million Euro will be payable on or before September 25, 2002 and 20 million Euro will be payable on or before April 15, 2003. The New Euro Obligation is unsecured, guaranteed by the Company and bears interest at 8%.

In connection with the foregoing amendment, TPG has agreed to provide the Company with a new $35 million secured revolving credit facility. The new $35 million revolving credit facility will have a five-year term, bear interest at LIBOR plus 10%, be secured by substantially the same collateral base that secures the Company's $150 million revolving credit facility with Citibank and UBS AG (the "Citibank Facility") and contain substantially the same covenants as the Citibank Facility. As a condition to any borrowings under the new $35 million revolving credit facility, the Company must have repaid the New Euro Obligation in full and must have borrowed in full all amounts available under the Citibank Facility.

The above transactions will have no net impact on the Company's current level of liquidity or cash balances, and will extend the maturity date for 20 million Euro of the 55 million Euro Obligation from September 2002 until April 2003.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
MEMC ELECTRONIC MATERIALS, INC.

Date: September 10, 2002	By: /s/ James M. Stolze Name: James M. Stolze Title: Executive Vice President and Chief Financial Officer